Exhibit 4.3


                           CELESTIAL SEASONINGS, INC.

                             STOCK OPTION AGREEMENT

     Agreement made as of the 8th day of July, 1993, between Celestial Seasonings, Inc., a Delaware corporation (the "Company"), and Ronald V. Davis ("Grantee").

     1. Grant of Option. The Company hereby grants to Grantee, as of the grant date specified above, an option to purchase 10,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company (which number of shares may be adjusted pursuant to Paragraph 5 below) at $20 per share, subject to the terms and conditions set forth herein. This option has already been adjusted to give effect to the merger of Celestial Holdings, Inc. into the Company on July 19, 1993, and no further adjustment of this option shall be made as a result of such merger.

     2. Exercise of Option. Subject to the earlier termination of the option as provided herein, the option may be exercised, by written notice to the Company in the form attached as Exhibit A hereto, at any time and from time to time after the date of grant; provided however, unless a Change in Control (as defined in Section 5) occurs, such option shall not be exercisable for more than the product of (i) 2-7/9%, multiplied by (ii) the number of full months (up to 36) from the date of this Agreement until the date Grantee ceases to serve as a director of the Company, multiplied by (iii) the total number of shares covered hereby. For example, if the date of exercise is between January 8, 1995 and February 8, 1995, the option may be exercised for 50% of the total number of shares covered hereby (eighteen months from the date of grant, multiplied by 2-7/9% per month). The option shall not be exercisable in any event after the expiration of ten years from the date of grant. An option may not be exercised for a fractional share of Common Stock.

     3. Conditions to Exercise. The option may not be exercised by Grantee unless all of the following conditions are met:

          (a) Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares of Common Stock upon exercise will be in compliance with the Securities Act of 1933, as amended (the "Act") and applicable United States federal, state, local and foreign laws;

          (b) Grantee must pay at the time of exercise the full purchase price for the shares of Common Stock being acquired hereunder, by (i) paying in United States dollars by cash, (ii) tendering shares of Common Stock owned by Grantee which have a fair market value equal to the full purchase price for the shares of Common Stock being acquired, such fair market value to be determined in such reasonable manner as may be provided from time to time by the Company or as may be required in order to comply with or conform to the requirements of any applicable or relevant laws or regulations, (iii) paying in such other form as the Company may determine in its sole discretion, or (iv) tendering a combination of the forms of payment provided for in Subparagraphs 3(b)(i) through 3(b)(iii) above; and

          (c) Grantee must, at all times during the period beginning with the grant date of the option and ending on the date of such exercise, have been a director of the Company, ex-cept (i) if Grantee ceases to be a director by reason of Grantee's disability Grantee may, at any time within one year of the date of the onset of such disability (but in no event after the expiration of ten years from the grant date) exercise the option with respect to the number of shares, determined under Paragraph 2 above, as to which Grantee could have exercised the option on the date of the onset of such disability or with respect to such greater number of shares as determined by the Company in its sole discretion, and any remaining portion of the option shall be cancelled by the Company, (ii) if Grantee ceases to be a director by reason of death, the provisions of Paragraph 4 shall apply, and (iii) if Grantee ceases to be a director of the Company for reasons other than disability as described in this Subparagraph 3(c) or death as described in Paragraph 4 below, the option shall be cancelled 30 days after the date Grantee ceased to be a director.

     4. Transferability. The option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee, except by will or the laws of descent and distribution and is exercisable during Grantee's lifetime only by Grantee. If Grantee or anyone claiming under or through Grantee attempts to violate this Paragraph 4, such attempt shall be null and void and without effect, and the Company's obligation to make any further payments (stock or cash) hereunder shall terminate. If at the time of Grantee's death the option has not been fully exercised, Grantee's estate or any person who acquires the right to exercise the option by bequest or inheritance or by reason of Grantee's death may, at any time within fifteen months after the date of Grantee's death (but in no event after the expiration of ten years from the grant date), exercise the option with respect to the number of shares, determined under Paragraph 2 above, as to which Grantee could have exercised the option at the time of Grantee's death, or with respect to such greater number of shares as determined by the Company in its sole discretion. The applicable requirements of Paragraph 3 above must be satisfied at the time of such exercise.

     5. Adjustments. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale by the Company of all or part of its assets, distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event occurring after the grant date specified above and prior to its exercise in full, the number and kind of shares of Common Stock or other property for which the option may then be exercised and the option price per share may or may not be adjusted so as to reflect such change, all as determined by the Company in its sole discretion. In the event of the proposed dissolution or liquidation of the Company, the option shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Company. In the event of a Change in Control, all restrictions on the option shall lapse and Grantee shall be entitled to the full benefit of the option immediately prior to the closing of such Change in Control, and the option shall terminate upon consummation of the Change in Control, unless otherwise provided by the Company. For purposes of this Agreement, a Change in Control shall mean a sale of all or substantially all of the assets of the Company, or the merger of the Company into another corporation.

     6. Withholding of Tax. It shall be a condition to the obligation of the Company to furnish shares of Common Stock upon exercise of an option (i) that Grantee (or any person acting under Paragraph 4 above) pay to the Company or its designee, upon its demand, such amount as may be demanded for the purpose of satisfying the Company's obligation to withhold federal, state, local or foreign income, employment or other taxes incurred by reason of the exercise of the option or the transfer of shares thereupon, and (ii) that Grantee (or any person acting under Paragraph 4 above) provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to furnish shares of Common Stock upon exercise of the option.

     7. Amendment or Substitution of Awards. The terms of this Agreement may be amended from time to time by the Company in its sole discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the vesting provisions of the option in Paragraph 2); provided, however, that no such amendment shall adversely affect in a material manner any right of Grantee under this Agreement without Grantee's written consent, unless the Company determines in its sole discretion that there have occurred or are about to occur significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Company in its sole discretion to have or to be expected to have a substantial effect on the performance of the Company, or any subsidiary, affiliates, division, or department thereof.

     8. Administration. Any action taken or decision made by the Company, its board of directors, or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Grantee and all persons claiming under or through Grantee.

     9. No Rights as Stockholder. Unless and until a certificate or certificates representing such shares of Common Stock shall have been issued to Grantee (or any person acting under Paragraph 4 above), Grantee shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares of Common Stock acquirable upon exercise of the option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued to Grantee.

     10. Investment Representation. Grantee hereby acknowledges that the shares of Common Stock which Grantee may acquire by exercising the option shall be acquired for investment without a view to distribution, within the meaning of the Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act and applicable state securities laws or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. Grantee also agrees that the shares of Common Stock which Grantee may acquire by exercising the option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

     11. Registration of Common Stock. The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of the option until completion of such registration or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate.

     12. Notices. Any notice hereunder to the Company shall be addressed to:
Celestial Seasonings, Inc., 4600 Sleepytime Drive, Boulder, Colorado 80301,
Attention: Secretary, and any notice hereunder to Grantee shall be addressed to Grantee at Grantee's last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given when delivered personally, by facsimile (receipt verified) or enclosed in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

     13. Counterparts. This Agreement may be executed in one or several counterparts, each of which shall constitute one and the same instrument.

     14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

     15. Governing Law. The validity, construction, interpretation, administration and effect of this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Colorado.

     IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement as of the date first above written.

                              CELESTIAL SEASONINGS, INC.


                              By:  _________________________________________
                                   Philip B. Livingston
                                   Vice President and Chief
                                   Financial Officer


                              GRANTEE


                              ______________________________________________
                              Ronald V. Davis


                              ______________________________________________
                              Social Security Number

                                                                       EXHIBIT A


                          Form of Letter to be Used on
                            Exercise of Stock Option

---------------
Date

Celestial Seasonings, Inc.
4600 Sleepytime Drive
Boulder, Colorado  80301

Attention:  General Counsel

Dear Sir:

     I wish to exercise the stock option granted on July 8, 1993 and evidenced by my Option Agreement dated as of July 8, 1993 to the extent of ________ shares of the Common Stock of Celestial Seasonings, Inc., at the option price of $20 per share. My check in the amount of $________ in payment of the entire purchase price for these shares accompanies this letter.

     Please issue a certificate for these shares in the following name:

                       -----------------------------------
                                      Name
                       -----------------------------------
                                 Street Address
                       -----------------------------------
                                 City/State/Zip

                                       Very truly yours,


                                       -----------------------------------
                                       Ronald V. Davis


                                       -----------------------------------
                                       Social Security Number